UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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INTERNET CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INTERNET CAPITAL GROUP, INC.
690 LEE ROAD, SUITE 310
WAYNE, PENNSYLVANIA 19087
PHONE: (610) 727-6900
FAX: (610) 727-6901
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Internet Capital Group, Inc. Stockholder:
You are invited to attend the Internet Capital Group, Inc. 2010 Annual Meeting of Stockholders.

Date:	June 18, 2010
Time:	10:00 a.m., EDT
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087
Only ICG stockholders who owned stock at the close of business on April 22, 2010 can vote at the Annual Meeting or any adjournments that may take place.
The purposes of the Annual Meeting are:
(1)	to elect three Class II directors, each for a term of three years or until the relevant director’s successor has been elected and qualified;
(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the fiscal year ending December 31, 2010;
(3)	to approve an amendment to ICG’s Second Amended and Restated 2005 Omnibus Equity Compensation Plan to:
(a)	set minimum restriction periods with respect to certain equity awards with performance-based or time-based vesting; and
(b)	place certain restrictions on ICG’s ability to accelerate the vesting of certain equity awards; and
(4)	to transact any other business that may properly come before the Annual Meeting.
For those of you who are unable to attend the Annual Meeting in person, we invite you to listen over the Internet through ICG’s website at http://www.icg.com/investorinfo-preswebcast.htm.
We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors, Suzanne L. Niemeyer Secretary	April 28, 2010

INTERNET CAPITAL GROUP, INC.
690 LEE ROAD, SUITE 310
WAYNE, PENNSYLVANIA 19087
PHONE: (610) 727-6900
FAX: (610) 727-6901
www.icg.com
PROXY STATEMENT FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
JUNE 18, 2010
This proxy statement and related proxy solicitation materials were first directly made available to owners of shares of Internet Capital Group, Inc. (“ICG”) Common Stock (“Common Stock”) on or about May 4, 2010 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
Under the “e-proxy” rules of the U.S. Securities and Exchange Commission (the “SEC”), public companies must provide their stockholders with access to copies of their proxy solicitation materials over the Internet. In accordance with SEC rules, on or about May 4, 2010, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials instructing you how to access and review those materials on the Internet and how to request a paper copy of those materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the notice for requesting such materials.

VOTING PROCEDURES
Why did I receive a Notice Regarding the Availability of Proxy Materials in the mail? In accordance with the SEC’s e-proxy rules, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has again elected to take advantage of the “notice only” option under the e-proxy rules, which it first used in connection with its 2008 Annual Meeting of Stockholders, because it believes that doing so will provide benefits for both ICG and its stockholders similar to those that were realized in 2008 and 2009, including:
•	saving money for ICG and its stockholders by reducing substantial printing and postage costs;
•	leveraging the power of the Internet to make proxy materials easily accessible and encourage electronic voting; and
•	promoting environment-friendly business practices by reducing the consumption of paper and other resources.
Accordingly, on or about May 4, 2010, ICG is mailing to you a Notice Regarding the Availability of Proxy Materials, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or via telephone. As described in the notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of these proxy materials free of charge by following the instructions contained in the notice.
Who can vote? Stockholders as of the close of business on April 22, 2010 are entitled to vote. At that time, 36,017,937 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 8, 2010. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.
How can I vote? Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 22, 2010, you have three ways to vote and submit your proxy prior to the Annual Meeting:
•	Over the Internet — ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;
•	By telephone — You may vote and submit your proxy by calling 1-800-690-6903; or
•	By mail — If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.
If you are voting over the Internet or by telephone, you will need to use the control number contained in your Notice Regarding the Availability of Proxy Materials. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., EDT, on June 17, 2010. If you hold your shares through an account with a bank or a broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.
If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your stock ownership as of April 22, 2010.
You may revoke a proxy at any time before it is voted by providing written notice to the Secretary of ICG, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

How does the Board recommend I vote? The Board recommends a vote FOR each Board nominee, FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant and FOR the amendment to ICG’s Second Amended and Restated 2005 Omnibus Equity Compensation Plan.
What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.
How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, which hold shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine under applicable stock exchange rules. Items 1 and 3 described in this proxy statement are deemed non-routine matters, and Item 2 described in this proxy statement is deemed a routine matter. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting that are entitled to vote on these items, any abstentions will have the effect of votes against these items.
Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.
Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders notices regarding the availability of proxy materials, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.
What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting over the Internet through ICG’s website at http://www.icg.com/investorinfo-preswebcast.htm. Please go to ICG’s website approximately fifteen minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.
CORPORATE GOVERNANCE
General. In accordance with the Delaware General Corporation Law and ICG’s Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board. Although ICG’s non-management directors are not involved in the company’s day-to-day operating details, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by the officers of ICG at meetings of the Board and committees of the Board.
Board Leadership Structure; Lead Independent Director. ICG’s By-Laws provide for the combination of ICG’s Chairman of the Board and Chief Executive Officer roles. Since December 2001, Mr. Walter W. Buckley, III has served both as ICG’s Chairman of the Board and as its Chief Executive Officer. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of this combined Chairman/Chief Executive Officer role, ICG’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.

Aside from the requirements of ICG’s By-Laws, the Board believes that Mr. Buckley’s present service as both Chairman of the Board and Chief Executive Officer of ICG is in the best interests of ICG and its stockholders. As a co-founder and the Chief Executive Officer of ICG since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing ICG and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to ICG’s stockholders, employees, partner companies and other business partners.
Each of ICG’s directors other than Mr. Buckley, and each of ICG’s current nominees for director, is “independent,” as such term is defined in the applicable NASDAQ Stock Market LLC (“NASDAQ”) rules (see “Corporate Governance–Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of ICG’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.
ICG’s lead independent director is elected annually through a rotation among the chairs of ICG’s standing Board committees. Mr. David K. Downes is currently serving as the lead independent director. In April 2010, the Board elected Mr. David J. Berkman to serve as the lead independent director, effective immediately following the Annual Meeting. The lead independent director, among other things, ensures that ICG’s independent directors are presented with the opportunity to hold an executive session of independent directors at each regularly scheduled Board meeting (which they did at each regularly scheduled Board meeting in 2009), acts as a liaison between the Chairman of the Board and the independent directors, consults with management regarding the scheduling of Board meetings, reviews and provides feedback on Board agendas, reviews agendas and meeting schedules to ensure that there is sufficient time for discussion of agenda items and presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors). The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major ICG stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. The Board believes that the lead independent director functions as an effective complement to ICG’s combined Chairman/Chief Executive Officer role.
Board Role in Risk Oversight. ICG management is responsible for the day-to-day identification, assessment and management of ICG’s business risks. These risks include, but are not limited to, (1) the strategic, operational, financial (i.e., liquidity, credit, accounting and tax), legal and regulatory/compliance risks faced by ICG as a corporate entity, as well as (2) the risks attendant to ICG’s acquisition, disposition, financing and similar transactions involving its partner companies and the operations of ICG’s partner companies.
The Board is responsible for overseeing the management of ICG’s business risks and for ensuring the overall adequacy and effectiveness of ICG’s risk management process. In order to facilitate the risk oversight process, ICG management identifies ICG’s principal risks for the Board and provides the Board and its committees with visibility into such risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:
•	periodically assesses the adequacy of ICG’s enterprise risk management, internal control and financial reporting/compliance systems;
•	sets ICG’s core business strategy and approves any changes to that strategy;
•	receives updates from management regarding strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;
•	reviews partner company results regularly at meetings and strategy sessions, and periodically meets with the management of partner companies;

•	reviews and approves all acquisitions, dispositions, financings and other significant business transactions in excess of $3,000,000;
•	reviews and approves, along with the Compensation Committee, all significant executive compensation decisions;
•	adopts and periodically reviews ICG’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies; and
•	reviews ICG’s 10-Ks, 10-Qs, proxy statements, registration statements and other SEC filings.
Given ICG’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee ICG’s risk management process. However, the Board’s existing Audit Committee and Compensation Committee are instrumental in performing several aspects of ICG’s risk oversight function. The Audit Committee, through its direct oversight of ICG’s internal control processes, plays a primary role in the oversight of financial-related risks. The Audit Committee also oversees the administration of ICG’s Sarbanes-Oxley program, interfaces with ICG’s independent accountants regarding the financial statements of ICG and its partner companies and reviews ICG’s financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to both executive officers and other ICG employees. The Compensation Committee makes an annual determination, based on its evaluation of such risks, as to whether ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for ICG’s executive management.
Director Independence. The Board has determined that (1) eight of the nine directors who served on the Board in 2009 and who currently serve on the Board, namely, Mr. Berkman, Mr. Thomas A. Decker, Mr. Downes, Dr. Thomas P. Gerrity, Mr. Michael J. Hagan, Mr. Robert E. Keith, Jr., Mr. Warren V. Musser and Mr. Philip J. Ringo, are “independent,” as such term is defined in the applicable NASDAQ rules, and (2) Mr. Buckley is not independent under those rules due to his status as Chief Executive Officer of ICG.
In February 2010, due to ongoing constraints on his time, Mr. Keith communicated to ICG his intention not to seek re-election to the Board at the Annual Meeting. As a result, Mr. Peter K. Miller has been nominated for election to the Board as a Class II director. The Board has determined that Mr. Miller is “independent,” as such term is defined in the applicable NASDAQ rules.
In making its determinations regarding the independence of its directors and director nominee, the Board considered, among other things:
•	the directors’/nominee’s direct and indirect interests in ICG’s partner companies;
•	the relationships and/or any transactions between ICG and its partner companies, on the one hand, and the directors/nominee and their respective affiliates, on the other hand; and
•	the relationships among the directors/nominee with respect to common involvement with for-profit and non-profit organizations.
Meeting Attendance by Directors. The Board held six meetings in 2009. Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of the incumbent directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2009. ICG has a policy that each director is expected to attend ICG’s annual stockholder meeting. All of ICG’s directors other than Dr. Gerrity attended the 2009 Annual Meeting of Stockholders. Dr. Gerrity was unable to attend the meeting due to an employment-related commitment outside of the United States.
Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 75, after which the Board may or may not elect to require the applicable director to resign. The age limitation described in (2) does not apply to any individual who was over the age of 75 as of February 27, 2009.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. Under ICG’s policy on board service, no director may serve as a director on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.
Code of Conduct. The Board is committed to ethical business practices. ICG has in place a Corporate Code of Conduct, which applies to all of ICG’s employees and directors and includes a code of ethics for ICG’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at http://www.icg.com/investorinfo-corpgov.htm. Please note that none of the information on ICG’s website is incorporated by reference in this proxy statement.
Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of the independent registered public accountant. It also provides an open avenue of communication among the independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at http://www.icg.com/investorinfo-corpgov.htm.
The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable NASDAQ rules and rules adopted by the SEC under the Securities and Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert,” as defined by the rules under the Exchange Act. The Audit Committee held seven meetings during 2009.
Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each executive officer. The Compensation Committee also evaluates the performance of ICG’s Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of each executive officer that reports to the Chief Executive Officer. The Compensation Committee operates under a charter that is available on ICG’s website at http://www.icg.com/investorinfo-corpgov.htm. The Compensation Committee delegates certain ministerial functions regarding the administration of ICG’s equity compensation plans to ICG’s human resources and legal departments; it does not generally delegate its authority to any other persons. For a discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers, see “Compensation Discussion and Analysis” below.
The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable NASDAQ rules. The Compensation Committee held four meetings during 2009.
Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition and operation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at http://www.icg.com/investorinfo-corpgov.htm. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership. Mr. Miller, who is a nominee as a Class II director, was formally recommended as a director candidate by one of ICG’s non-management directors.

In identifying candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC and any other governing body. Although ICG does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess: (1) substantial experience in leading a successful business or large division of a business, (2) substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures, (3) substantial experience as a member of a board of directors (particularly the board of directors of a public company), (4) substantial experience and an awareness of current trends and developments in one or more areas that are relevant to ICG’s core strategy and operations, such as private equity and venture capital markets, information technology and Internet-related companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, corporate finance, financial reporting and accounting and controls, (5) leadership skills, (6) business acumen, (7) integrity and strength of character, (8) an entrepreneurial nature, (9) candor and (10) the time and energy to commit to being an active Board member. The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors.
The Nominating and Governance Committee considers stockholder nominees for director in the same manner as nominees for director from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of ICG receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the meeting is advanced by more than 20 days from such anniversary date or delayed by more than 70 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which public announcement of the date of such meeting was made. Stockholder suggestions for nominees for director must include:
•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by such individual or entity; and
•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.
Other stockholder proposals must include:
•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by such individual or entity; and
•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.
The current members of the Nominating and Governance Committee are Messrs. Berkman, Keith and Ringo and Dr. Gerrity. The Nominating and Governance Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable NASDAQ rules. The Nominating and Governance Committee held two meetings during 2009.
Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2009 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or during 2009 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2009, an executive officer serving as a member of ICG’s Board or Compensation Committee.
Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or such director’s attention at the following address: Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087. ICG’s General Counsel will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

SUBMISSION OF STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
Under the rules of the SEC, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2011 Annual Meeting of Stockholders must submit the proposal so that the Secretary of ICG receives it no later than January 5, 2011. However, in the event that ICG’s 2011 Annual Meeting of Stockholders is held prior to May 19, 2011 or later than July 18, 2011, ICG will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders. The SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement.
Under ICG’s By-Laws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. ICG’s By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2011 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 18, 2011 and no later than March 20, 2011. However, in the event that the Annual Meeting of Stockholders is held prior to May 29, 2011 or later than August 27, 2011, any such nomination or other proposal must be received no later than the close of business on the 10th day following the date on which public announcement of the date of the 2011 Annual Meeting of Stockholders is made.
ELECTION OF DIRECTORS
(ITEM 1)
ICG’s By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class being as nearly equal in number as possible.
The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. There are currently three Class I directors, three Class II directors and three Class III directors. The term of each of the Class II directors, Messrs. Decker and Keith and Dr. Gerrity, will expire at the Annual Meeting. Mr. Keith has communicated his intention not to seek re-election at the Annual Meeting. Accordingly, Mr. Miller has been nominated for election to the Board as a Class II director in the seat currently held by Mr. Keith. The other six directors will remain in office for the remainder of their respective terms, as indicated below.
The Nominating and Governance Committee identifies and recommends candidates to serve on the Board. Director candidates are nominated by the Board. Stockholders are also entitled to nominate director candidates for the Board in accordance with the procedures set forth in ICG’s By-Laws, as described in “Corporate Governance–Nominating and Governance Committee” above.
The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess: (1) substantial experience in leading a successful business or large division of a business, (2) substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures, (3) substantial experience as a member of a board of directors (particularly the board of directors of a public company), (4) substantial experience and an awareness of current trends and developments in one or more areas that are relevant to ICG’s core strategy and operations, such as private equity and venture capital markets, information technology and Internet-related companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, corporate finance, financial reporting and accounting and controls, (5) leadership skills, (6) business acumen, (7) integrity and strength of character, (8) an entrepreneurial nature, (9) candor and (10) the time and energy to commit to being an active Board member.

Each of the nominees for director, and each of ICG’s current directors, holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas listed above that are relevant to ICG’s core strategy and operations. Each of ICG’s directors and director nominees also has experience serving on, advising and/or working with boards of directors of significant organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of ICG’s director and director nominees possesses all of the other Board and Nominating and Governance Committee preferred attributes, which are invaluable to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that ICG’s current group of directors, assuming the election of the three nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees, and each of the current directors other than Mr. Buckley, is independent of ICG. See “Corporate Governance–Director Independence” above for a discussion regarding the independence of ICG’s directors and director nominees under applicable NASDAQ rules. In light of these factors, the Board recommends that ICG’s stockholders vote in favor of each of the director nominees. In making this recommendation with respect to Dr. Gerrity, the Board placed significant value on Dr. Gerrity’s considerable skills and diverse experiences and took into consideration Dr. Gerrity’s service on the Board of Directors and Audit Committee of Federal National Mortgage Association, which restated its audited financial statements for certain periods during which Dr. Gerrity was Chair of its Audit Committee.
At the Annual Meeting, three Class II directors are to be elected. All of the director nominees other than Mr. Miller are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominees will be elected to serve for three-year terms or until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. Director elections are determined by a plurality of the votes cast.
Set forth below is information regarding each nominee for Class II director, as well as each current Class I and Class III director, each of whose term will continue after the Annual Meeting.
Nominees For Class II Director
Thomas A. Decker. Mr. Decker has served as a director of ICG since October 2004. Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as President and Chief Executive Officer since 2007. From 2000 through 2004, he served as Managing Partner of Cozen O’Connor. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He serves as a member of the Board of Trustees of the Gesu School and the Boards of Directors of the Kimmel Center, the YMCA of Philadelphia and Vicinity and the Philadelphia Zoo, and he is a member of the Board of Business Advisors for the University of Virginia Law School.
Areas of Relevant Experience: Deep expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution; senior leadership roles in a number of global organizations; significant experience in corporate finance, complex regulatory and legal issues, financial reporting and accounting and controls.
Age: 64

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director of ICG since December 1998. From 1990 to 1999, he served as Dean of The Wharton School of the University of Pennsylvania (“Wharton”) and as Professor of Management at Wharton. Since 1999, Dr. Gerrity has served as Dean Emeritus and as the Joseph Aresty Professor of Management at Wharton, where he is the Academic Director of the Advanced Management Program and the Corporate Governance Program. Previously, Dr. Gerrity was the founder of, and from 1969 to 1988 served as the Chairman and Chief Executive Officer of, The Index Group, a firm specializing in information technology strategy and management, corporate strategic management and business re-engineering. Dr. Gerrity has served as a director of PharMerica Corporation since 2007 and of Sunoco, Inc. since 1990. He also served as a director of Hercules, Inc. from 2003 to 2008, of Federal National Mortgage Association from 1991 to 2006, of CVS Corporation from 1995 to 2007 and of Knight-Ridder, Inc. from 1998 to 2006. Dr. Gerrity also currently serves as a member of the Corporation of the Massachusetts Institute of Technology.
Areas of Relevant Experience: Significant experience as a director at a number of global, multi-industry organizations and as the chief executive officer of significant organizations for over 28 years; strong experience in information systems and technology markets and businesses, information technology management, corporate governance, leadership and strategic change management, enterprise risk management, financial reporting and accounting and controls.
Age: 68
Peter K. Miller. In 2004, Mr. Miller co-founded Take Care Health Systems, LLC (“TCHS”), a venture capital and private equity-backed company established to operate healthcare clinics in retail pharmacies; he has served as Chief Executive Officer and President of TCHS since the company’s founding. In 2007, TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. (“Walgreen”); following the acquisition, TCHS operates medical clinics exclusively within Walgreen’s retail pharmacies. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.
Areas of Relevant Experience: Deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors; strong background in the areas of marketing, sales, corporate finance and strategic planning and management.
Age: 48
The Board of Directors recommends a vote FOR all of the listed nominees.
Incumbent Class I Directors — to Continue in Office for Terms Expiring in 2012
David J. Berkman. Mr. Berkman has served as a director of ICG since January 2001. Since 2000, he has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology, and Internet markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999. Civically, he serves on the Board of Trustees of The Franklin Institute and the Board of Overseers for the University of Pennsylvania School of Engineering.
Areas of Relevant Experience: Deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and Internet segments; significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls.
Age: 48
David K. Downes. Mr. Downes has served as a director of ICG since October 2003. Since 2004, Mr. Downes has served as Independent Chairman of the Board of Trustees of the Quaker Investment Trust, as President, Chief Executive Officer and a director of Community Capital Management, Inc. and as President and Treasurer of The Community Reinvestment Act Qualified Investment Fund. Mr. Downes has served as a director of THL Credit, Inc. since 2009, as a director of OppenheimerFunds, Inc. since 2005 and as Chair of the U.S. Trust Investment Committee of GlaxoSmithKline plc since 2006. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.
Areas of Relevant Experience: Vast experience in the areas of corporate finance, financial reporting and accounting and controls; senior leadership roles in a number of global financial institutions and investment funds.
Age: 70

Warren V. Musser. Mr. Musser has served as a director of ICG since March 2000. Since April 2001, Mr. Musser has served as the President and Chief Executive Officer of The Musser Group, a financial consulting company, and as the Chairman Emeritus at Safeguard Scientifics, Inc. (“Safeguard”), where he was the Chairman and Chief Executive Officer from 1953 until 2001. He has served as a director of NutriSystem, Inc. (“NutriSystem”) since 2003, as Chairman of the Board of Directors of Telkonet, Inc. since 2009 and as a director of Health Benefits Direct Corp. since 2006. He also served as the Chairman of the Board of Directors of InfoLogix, Inc. from 2006 to February 2010. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, including as Chairman of Economics PA, Chairman of The Eastern Technology Council and Vice Chairman of the National Center for the American Revolution.
Areas of Relevant Experience: Vast experience in private equity and venture capital markets, with a focus on the technology/innovation and Internet segments; significant experience in mergers and acquisitions and corporate finance matters.
Age: 83
Incumbent Class III Directors — to Continue in Office for Terms Expiring in 2011
Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of ICG since March 1996. He has served as ICG’s Chairman of the Board since December 2001 and as its Chief Executive Officer since March 1996. He also served as President of ICG from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding ICG, Mr. Buckley worked for Safeguard beginning in 1987 as a financial analyst, and later as Vice President of Acquisitions from 1991 to 1996. He served as a director of Verticalnet, Inc. (“Verticalnet”) from 1996 to 2005. Mr. Buckley currently serves on the Boards of Trustees of The Episcopal Academy and Camp Tecumseh and as Chairman of the Board of Directors of the Starfinder Foundation.
Areas of Relevant Experience: Deep experience in acquiring and building businesses in the technology/innovation and Internet markets, mergers and acquisitions and corporate finance; detailed knowledge of ICG and the historical and current issues, challenges and opportunities facing ICG and its business.
Age: 50
Michael J. Hagan. Mr. Hagan has served as a director of ICG since June 2007. Since December 2009, Mr. Hagan has been the President and Chief Executive Officer of LifeShield Security, Inc. He served as Chief Executive Officer of NutriSystem from 2002 to 2008, as Chairman of NutriSystem from 2002 to 2008, and as President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was the co-founder of Verticalnet and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. ICG held an equity interest in Verticalnet from 1996 through 2005. Mr. Hagan served as a director of NutriSystem from 2002 to 2008, as a director of Verticalnet from 1995 to 2008 and as a member of the Board of Trustees of American Financial Realty Trust from 2003 to 2008.
Areas of Relevant Experience: Significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and Internet companies; vast experience in corporate finance, financial reporting and accounting and controls.
Age: 47
Philip J. Ringo. Mr. Ringo has served as a director of ICG since January 2003. Since January 2010, Mr. Ringo has served as the Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo has served as a director of Genesee & Wyoming Inc. since 1978.
Areas of Relevant Experience: Vast experience as a senior executive at public and private organizations, including technology/innovation and Internet companies; significant experience in corporate finance, financial reporting and accounting and controls matters.
Age: 68

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
(ITEM 2)
The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting for 2010. Although action by ICG’s stockholders on this matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accountant in reporting on ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by ICG’s stockholders, the Audit Committee may reconsider its selection.
One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit and Other Fees
During 2008 and 2009, ICG paid the following amounts to KPMG LLP:

	2008	2009

Audit Fees (1)	$875,136	$887,350
Audit-Related Fees (2)	$90,000	$60,000
Tax Fees (3)	$189,660	$167,666
All Other Fees	$—	$—

(1)	These fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audit of the effectiveness of internal control over financial reporting.

(2)	These fees include amounts billed by KPMG LLP for assurance and related services rendered to one of ICG’s majority-owned subsidiaries.

(3)	These fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.
The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.
Pre-Approval of Services
The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by ICG’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent or by a designated member of the Audit Committee. The Audit Committee pre-approved 100% of the total 2009 services provided by KPMG LLP, ICG’s independent registered public accountant.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

APPROVAL OF AMENDMENT TO
EQUITY COMPENSATION PLAN
(ITEM 3)
At the Annual Meeting, ICG’s stockholders will be asked to approve an amendment to the Internet Capital Group, Inc. Second Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”) in order to (1) set minimum restriction periods with respect to certain equity awards with performance-based or time-based vesting and (2) place certain restrictions on ICG’s ability to accelerate the vesting of certain equity awards.
In June 2009, an affiliate of FMR LLC, ICG’s largest stockholder (“Fidelity”), advised ICG management that the Omnibus Equity Plan did not meet certain of its internal guidelines with respect to the equity plans of its holdings and therefore that it would not support any proposals with respect to the Omnibus Equity Plan, including ICG’s then-current proposal to increase the number of shares issuable under the Omnibus Equity Plan. After consulting with the Compensation Committee, ICG management concluded that the changes required to bring the Omnibus Equity Plan into compliance with Fidelity’s internal plan guidelines were in the best interests of ICG and its stockholders. Accordingly, management agreed to recommend to the Board that those changes be adopted by the Board for approval by ICG’s stockholders at the Annual Meeting.
On November 13, 2009, ICG’s Board adopted, subject to stockholder approval, amendments to the Omnibus Equity Plan that address Fidelity’s internal plan guidelines. Specifically, the amendments, if approved, would (1) provide that stock unit, performance share and stock award grants made after June 17, 2009 with performance-based vesting would have a minimum restriction period of one year, and that any such grants with time-based vesting would have a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted) and (2) limit the Board’s authority to accelerate the time at which any restrictions may lapse on equity grants made after June 17, 2009 under the Omnibus Equity Plan so that acceleration would be permitted only in the cases of death, disability or retirement of the recipient or a merger, consolidation, sale, reorganization, recapitalization or change in control involving ICG. However, as permitted under Fidelity’s internal plan guidelines, equity grants made after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan would not be subject to the restrictions described in (1) and (2) above (i.e., 5% for each restriction).
The material terms of the Omnibus Equity Plan are summarized below. A copy of the full text of the Omnibus Equity Plan, as it is proposed to be amended, is attached to this proxy statement as Appendix A. The following summary of the Omnibus Equity Plan is not intended to be a complete description of the Omnibus Equity Plan and is qualified in its entirety by the actual text of the Omnibus Equity Plan to which reference is made.
Summary of the Omnibus Equity Plan
General. The Omnibus Equity Plan was originally adopted by the Board in April 2005 and approved by ICG’s stockholders in June 2005. The Omnibus Equity Plan was subsequently amended (1) in 2007 to provide that the “fair market value” for grants made after such amendment would be determined by reference to the closing price of ICG’s Common Stock on the date of the relevant grant or, if there are no trades of ICG’s stock on the date of such grant, the next trading day (fair market value was previously determined by reference to the closing price as of the first trading day prior to the relevant grant) and (2) in 2009 to increase the number of shares of Common Stock reserved under the Omnibus Equity Plan to 7,600,000 shares.
If approved by ICG’s stockholders at the Annual Meeting, the amendment to the Omnibus Equity Plan will become effective on June 18, 2010. The Omnibus Equity Plan provides for the issuance of equity grants in the following forms, as described more fully below: (1) incentive stock options, (2) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”), (3) stock appreciation rights (“SARs”), (4) stock units, (5) performance shares, (6) stock awards, (7) dividend equivalents and (8) other stock-based awards.

The Omnibus Equity Plan authorizes up to 7,600,000 shares of ICG Common Stock for issuance, subject to adjustment in certain circumstances as described below. As of February 1, 2010, options to purchase 500 shares of Common Stock, SARs representing 5,325,810 shares of Common Stock, 36,000 deferred stock units and restricted stock awards representing 59,525 shares of Common Stock were outstanding under the Omnibus Equity Plan. The outstanding options had a weighted average exercise price of $6.36 per share, and the outstanding SARs had a weighted average base amount of $7.40 per share. As of February 1, 2010, 1,262,609 shares of Common Stock remained available for issuance under the Omnibus Equity Plan.
If and to the extent options and SARs granted under the Omnibus Equity Plan terminate or expire or are cancelled, forfeited, exchanged or surrendered without being exercised, or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or are otherwise not paid in full, the shares of Common Stock subject to such grants will become available for grant again for purposes of the Omnibus Equity Plan. In addition, if any shares of Common Stock are surrendered to pay the exercise price of an option or withheld for purposes of satisfying ICG’s minimum tax withholding obligations with respect to a grant, such shares will again become available for grant under the Omnibus Equity Plan. If any grants under the Omnibus Equity Plan are paid in cash, and not in shares of Common Stock, any shares subject to such grant will also again become available for grant under the Omnibus Equity Plan.
The Omnibus Equity Plan provides that the maximum aggregate number of shares of Common Stock that may be granted, other than through dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Omnibus Equity Plan in excess of $1,000,000.
Administration. The Omnibus Equity Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has the authority to (1) determine the individuals to whom grants will be made under the Omnibus Equity Plan, (2) determine the type, size and terms of grants under the Omnibus Equity Plan, subject to the limitations described below, (3) determine the time when grants under the Omnibus Equity Plan will be made and, subject to the limitations described below, the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (4) amend the terms of any previously issued grant under the Omnibus Equity Plan, subject to the limitations described below, (5) adopt guidelines separate from the Omnibus Equity Plan that set forth the specific terms and conditions for grants under the Omnibus Equity Plan and (6) deal with any other matters arising under the Omnibus Equity Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. The Compensation Committee presently consists of Messrs. Berkman, Decker and Downes and Dr. Gerrity, each of whom is a non-management director of ICG and each of whom the Board has determined is “independent,” as such term is defined in the applicable NASDAQ rules. The Board may ratify or approve any grants under the Omnibus Equity Plan and also has the authority to administer the Omnibus Equity Plan.
Notwithstanding the broad authority given to the Compensation Committee and the Board in setting the terms of equity grants, assuming stockholder approval of the proposed amendments at the Annual Meeting, (a) vesting of stock units, performance shares and stock awards granted after June 17, 2009 will be subject to a minimum restriction period of one year, and any such grants with time-based vesting will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted) and (b) the Compensation Committee’s authority to accelerate the time at which any restrictions may lapse on equity awards granted under the Omnibus Equity Plan after June 17, 2009 is limited to cases of death, disability or retirement of the recipient or a merger, consolidation, sale, reorganization, recapitalization, or a change in control of ICG. The restrictions described in (a) and (b) need not apply to grants after June 17, 2009 of up to 5% of the shares then-authorized under the Omnibus Equity Plan (i.e., 5% for each restriction).
Eligibility for Participation. All of the employees, officers, directors and consultants of ICG and its subsidiaries in which ICG has a greater than 50% economic or voting interest (“Subsidiaries”), as well as employees who have accepted employment with ICG or a Subsidiary, are eligible for grants under the Omnibus Equity Plan. As of February 1, 2010, approximately 663 employees, 13 non-management directors and two consultants were eligible to receive grants under the Omnibus Equity Plan.

Types of Awards. The Omnibus Equity Plan provides for the issuance of equity grants in the following forms:
Stock Options
The Compensation Committee may grant (1) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) so-called “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or (3) any combination of ISOs and NQSOs. Anyone eligible to participate in the Omnibus Equity Plan may receive a grant of NQSOs. Only employees of ICG and certain of its Subsidiaries may receive a grant of ISOs.
The Compensation Committee fixes the exercise price per share for options on the date of the relevant grant. The exercise price of any NQSO granted under the Omnibus Equity Plan may be equal to, less than or greater than the fair market value of the underlying shares of Common Stock on the date of the relevant grant. The exercise price of any ISO granted under the Omnibus Equity Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of ICG, then the exercise price per share of an ISO granted to such person will not be less than 110% of the fair market value of a share of Common Stock on the date of the relevant grant. To the extent that the aggregate fair market value (determined on the date of the relevant grant) of the shares of Common Stock underlying any grantee’s ISOs that become exercisable for the first time during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.
The Compensation Committee determines the term of each option. However, the term of an option may not extend more than ten years from the date of grant, and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of ICG, then the term of any of such person’s options may not extend more than five years from the date of grant. The vesting period for options commences on the date of the relevant grant and ends on a date determined by the Compensation Committee and specified in the relevant grant instrument. Options may be exercised while the grantee is employed by or providing service to ICG or a Subsidiary, or within a specified period of time after termination of such employment or service. A grantee may exercise an option by delivering notice of exercise to ICG or its designated agent. The grantee will pay the exercise price and any withholding taxes for the option (1) in cash or by check, (2) with the approval of the Compensation Committee, (a) by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or (b) through attestation to ownership of such shares, (3) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise or (4) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.
SARs
The Compensation Committee may grant SARs to anyone eligible to participate in the Omnibus Equity Plan. Upon the exercise of a SAR, the relevant grantee will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount set forth in the grant instrument. Such payment to the grantee will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the grantee is employed by or providing service to ICG or a Subsidiary, or within a specified period of time after termination of such employment or service.
Stock Units
The Compensation Committee may grant stock units to anyone eligible to participate in the Omnibus Equity Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Compensation Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, and the other terms and conditions applicable to the stock units. Assuming stockholder approval of the proposed amendments at the Annual Meeting, vesting of stock units granted after June 17, 2009 will be subject to a minimum restriction period of one year, and any such stock units with time-based vesting will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted), provided that such minimum restriction periods need not apply to grants of stock units, performance shares or stock awards after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

Performance Shares
The Compensation Committee may grant performance shares to anyone eligible to participate in the Omnibus Equity Plan. Each performance share provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share Common Stock if specified performance goals are met. The Compensation Committee determines the number of performance shares that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Assuming stockholder approval of the proposed amendments at the Annual Meeting, vesting of performance shares granted after June 17, 2009 will be subject to a minimum restriction period of one year, and any such performance shares with time-based vesting will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted), provided that such minimum restriction periods need not apply to grants of stock units, performance shares or stock awards after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan. Payments with respect to performance shares will be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.
Stock Awards
The Compensation Committee may grant stock awards to anyone eligible to participate in the Omnibus Equity Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will, subject to the restrictions outlined below, determine whether they will lapse over a period of time or in accordance with such other criteria as determined by the Compensation Committee. The Compensation Committee determines the number of shares of Common Stock subject to the grant of stock awards, as well as the other terms and conditions of the grant. Unless the Compensation Committee determines otherwise, grantees will have the right to vote shares of Common Stock and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a grantee’s entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions. Assuming stockholder approval of the proposed amendments at the Annual Meeting, vesting of stock awards granted after June 17, 2009 will be subject to a minimum restriction period of one year, and any such stock awards with time-based vesting will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted), provided that such minimum restriction periods need not apply to grants of stock units, performance shares or stock awards after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan.
Dividend Equivalents
The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Omnibus Equity Plan. Dividend equivalents may be granted in connection with any grants under the Omnibus Equity Plan and are payable in cash, shares of Common Stock or other property and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the Compensation Committee.
Other Stock-Based Awards
The Compensation Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, performance shares, stock awards and dividend equivalents. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Omnibus Equity Plan. These grants will be cash-based or based on or measured by shares of Common Stock and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions of these grants will be determined by the Compensation Committee.

Qualified-Performance Compensation. The Omnibus Equity Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, performance shares, stock awards, dividend equivalents and other stock-based awards to employees. The Compensation Committee will determine the performance periods for the relevant performance goals. Forfeiture of all or part of any grant conditioned on performance goals will occur if the relevant performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods and the amounts to be paid if the performance goals are met, as well as any other conditions.
Performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: Common Stock price, earnings per share of Common Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, share volume, sales, market share, change in net asset value, EBIT, EBITDA, cash flow, backlog or deferred revenue, strategic business criteria, meeting specified revenue targets, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures. The foregoing measures may be based on the employee’s business unit or the performance of ICG, one or more ICG partner companies, or a combination thereof.
Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with a grant under the Omnibus Equity Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.
Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without ICG’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spin-off or ICG’s payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for grants, the limit on the number of shares of Common Stock that any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Equity Plan, and the price per share or the applicable market value of such grants will be appropriately adjusted to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.
Change of Control. If a change of control occurs whereby ICG is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights from, such surviving corporation (or a parent or subsidiary of such surviving corporation), and other grants that remain outstanding will be converted to similar grants of such surviving corporation (or a parent or subsidiary of such surviving corporation).
In the event of a change of control, the Compensation Committee may, with respect to outstanding grants: (1) provide that all or any portion of options and SARs will automatically accelerate and become fully exercisable, (2) provide that all or any portion of the restrictions and conditions on all stock awards will immediately lapse, (3) provide that grantees holding performance shares will receive payment, in whole or in part, in settlement of such performance shares based on each such grantee’s respective target payment for the performance period and portion of the performance period that precedes the change of control, (4) determine that stock units will become payable, in whole or in part, in cash or shares of Common Stock in an amount not less than their target amount, (5) provide that dividend equivalents and other stock-based awards will become fully payable, in whole or in part, in cash or shares of Common Stock, (6) require that grantees surrender their options and SARs in exchange for payment by ICG, in cash or shares of Common Stock (as determined by the Compensation Committee), in an amount equal to the amount by which the then-fair market value of the shares of Common Stock underlying the grantee’s unexercised options and SARs exceeds the respective exercise prices of the options or the respective base amounts of the SARs, as applicable, (7) after giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as it determines appropriate or (8) declare that grantees holding stock units, performance shares, dividend equivalents or other stock-based awards will receive payment in settlement of such awards in such amount and form as it may determine.

Foreign Grantees. If any individual who receives a grant under the Omnibus Equity Plan is subject to taxation in countries other than the United States, the Compensation Committee may make grants to such individuals on such terms and conditions as the Compensation Committee determines appropriate to comply with the laws of the applicable countries.
Repricing of Options. The Omnibus Equity Plan includes a restriction providing that, without the prior approval of ICG’s stockholders, no grant may be repriced, replaced, regranted through cancellation or modified, if the effect would be to reduce the exercise price for the shares underlying such grant. However, this restriction does not apply to any adjustments to an outstanding grant that are done in accordance with the adjustment provisions of the Omnibus Equity Plan. In addition, the Omnibus Equity Plan precludes the Compensation Committee from cancelling an outstanding grant that is underwater for the purpose of making a replacement grant of a different type.
Amendment and Termination of the Omnibus Equity Plan. The Board may amend or terminate the Omnibus Equity Plan at any time, subject to any stockholder approval(s) required under any applicable laws or stock exchange requirements. No grants may be made under the Omnibus Equity Plan after June 10, 2015.
Omnibus Equity Plan Benefits
The amount and timing of awards granted under the Omnibus Equity Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the Omnibus Equity Plan by executive officers and other individuals are discretionary and are therefore not determinable at this time.
Federal Income Tax Consequences
The Federal income tax consequences arising with respect to awards granted under the Omnibus Equity Plan will depend on the type of the relevant award. The following provides only a general description of the application of federal income tax laws to certain awards under the Omnibus Equity Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Omnibus Equity Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. ICG, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and ICG will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.
Exceptions to these general rules may arise under the following circumstances: (1) if shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and ICG’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture), (2) if an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized, and ICG will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of such option are held longer than the greater of (a) one year from the date of exercise and (b) two years from the date of grant, (3) ICG will not be entitled to a tax deduction for compensation attributable to awards granted to one of its named executive officers, if and to the extent (a) such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code and (b) such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000 and (4) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or Common Stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code (“Section 409A”) and the requirements of Section 409A are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. ICG intends that options and SARs granted at the fair market value of the Common Stock on the date of grant will qualify as performance-based compensation. Stock units, performance shares, stock awards, dividend equivalents and other stock-based awards granted under the Omnibus Equity Plan will qualify as “performance-based compensation” only when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.
The Omnibus Equity Plan provides that ICG has the right to require the grantee of any award under the Omnibus Equity Plan to pay to ICG an amount necessary for ICG to satisfy its federal, state or local tax withholding obligations with respect to such grant. ICG may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy ICG’s withholding obligations by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Omnibus Equity Plan also provides that the Compensation Committee may permit a grantee to satisfy ICG’s withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to ICG previously acquired shares of Common Stock.
Required Vote
The Board has directed that the proposal to approve the amendment to the Omnibus Equity Plan be submitted to the Company’s stockholders for their approval at the Annual Meeting. The proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy that are entitled to be voted at the Annual Meeting.
The Board of Directors recommends that ICG’s stockholders vote FOR approval of an amendment of the Omnibus Equity Plan to set minimum restriction periods with respect to certain equity awards with performance-based or time-based vesting and place certain restrictions on ICG’s ability to accelerate the vesting of certain equity awards.
Equity Compensation Plan Information
The table below summarizes the status of our equity compensation plans as of December 31, 2009:

	(a)	(b)	(c)
			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise/base price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan category	warrants and rights (1)	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders:

Second Amended and Restated 2005 Omnibus Equity Compensation Plan (2)	3,970,870	$7.63	2,627,913

Amended and Restated 1999 Equity Compensation Plan (3)	517,404	$37.60	—

Equity compensation plans not approved by security holders:

LGO Corporation 2001 Equity Compensation Plan	11,500	$7.71	125

Total	4,499,774	$11.08	2,628,038

(1)	Excludes 34,525 shares of restricted stock that vest from 2010 through 2013 and 36,000 DSUs that were unvested as of December 31, 2009.

(2)	In January 2010, additional grants were made under the Omnibus Equity Plan consisting of 7,364 fully vested DSUs, 25,000 shares of restricted stock that vest over 4 years and 1,319,940 SARs with a base price of $6.70.

(3)	On February 1, 2009, the Amended and Restated 1999 Equity Compensation Plan (the “1999 Plan”) expired by its own terms and was terminated. As a result of this termination, ICG may no longer issue any equity securities under the 1999 Plan.
Under the LGO Corporation 2001 Equity Compensation Plan (the “LGO Plan”), ICG reserved 250,000 shares of ICG Common Stock for issuance to (1) designated employees of LGO Corporation (“LGO”), a former ICG partner company, and its affiliates or subsidiaries, (2) designated employees of entities in which LGO has a greater than 50% ownership interest, (3) certain advisors and consultants who perform services for LGO, its affiliates or its subsidiaries and (4) non-employee members of the Board of Directors of LGO. Executive officers and directors of ICG are not eligible to receive grants under the LGO Plan; however, ICG employees who are neither executive officers nor directors of ICG are eligible for grants.
Awards under the LGO Plan may consist of grants of (1) nonqualified options, (2) SARs, (3) restricted shares, (4) performance shares, (5) dividend equivalent rights and (6) cash awards. The LGO Plan was adopted on September 5, 2001, and it terminates on September 4, 2011.
AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effective operation of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.
The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at http://www.icg.com/investorinfo-corpgov.htm.
The Audit Committee met with management periodically during fiscal year 2009 to consider the adequacy of ICG’s internal controls and discussed these matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2009 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with ICG’s management.
The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effective operation of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from ICG’s independent registered public accountant with respect to ICG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.
The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for its 2009 audit. The Audit Committee met with the independent registered public accountant, with and without ICG’s management present, to discuss the results of its audit, its evaluation of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also met separately with ICG’s General Counsel.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report for the fiscal year ended December 31, 2009 that was filed with the SEC.
The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s consolidated financial statements and the effective operation of ICG’s internal control over financial reporting for 2010. In making this selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.
AUDIT COMMITTEE
David K. Downes, Chairman
Thomas A. Decker
Michael J. Hagan
Philip J. Ringo
COMPENSATION COMMITTEE REPORT
The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
David J. Berkman, Chairman
Thomas A. Decker
David K. Downes
Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS
ICG’s Compensation Objectives and Philosophy
ICG believes that its management team is one of its most valuable assets and that maintaining a strong pool of executive talent is critical to ICG’s sustained success. ICG’s employee compensation program is designed to attract, retain and motivate exceptional executives. The Compensation Committee structures ICG’s compensation program to align the interests of ICG’s executives with its stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategy objectives. Some of these objectives are in the process of changing, as ICG’s strategy is gradually shifting towards building stockholder value by acquiring and holding large, controlling stakes in a relatively smaller number of companies.
To help it achieve these objectives, ICG pays its executive officers a mix of cash, equity compensation and other long-term incentive-based compensation, which, through 2009, consisted primarily of:
•	annual salaries;

•	annual bonuses based upon the achievement of specific business goals;

•	equity-based compensation; and

•	long-term compensation through a carried interest program.
In addition to these primary components, ICG uses employment agreements and other compensation arrangements with its executive officers. These arrangements are described in the sections that follow and elsewhere in this proxy statement. In establishing executive compensation consistent with its “pay for performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance, as well as downside exposure for underperformance. ICG seeks to do so through annual performance-based bonuses, equity-based compensation and its carried interest program.
Finally, as described more fully below, ICG has adopted stock ownership requirements for its executive officers to ensure that their interests are aligned with those of our stockholders.
The Role of the Compensation Committee
The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies NASDAQ’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at http://www.icg.com/investorinfo-corpgov.htm.
The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2009, the Compensation Committee met four times. The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In accordance with SEC rules, this review includes an annual determination by the Compensation Committee as to whether, in light of the risks relating to ICG’s attraction and retention of talent and the design of compensation programs and arrangements applicable to ICG’s executive officers and other employees, ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG.
In the beginning of each fiscal year, the Compensation Committee establishes corporate goals and objectives relevant to incentive-based executive compensation for the upcoming year. After the completion of each fiscal year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which these goals and objectives have been met in connection with annual performance-based bonuses. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. Tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, are used in connection with this review so that the Compensation Committee can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant
Under its charter, the Compensation Committee is authorized to engage independent advisors, including compensation consultants, to receive advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of any such engagement and to terminate any such engagement in accordance with its terms. The Compensation Committee engages compensation consultants in connection with its review of trends in management compensation and models of new compensation programs. These compensation consultants:
•	report directly to the Compensation Committee;
•	periodically participate in the meetings of the Compensation Committee;
•	provide evaluations of the compensation offered by ICG’s peers; and
•	make recommendations to the Compensation Committee regarding executive officer compensation.
The Compensation Committee has, from time to time over the past several years, engaged Radford Surveys + Consulting, a business unit of Aon Corporation (“Radford”), to provide compensation consulting services. The Compensation Committee’s engagement of Radford has been motivated generally by the Compensation Committee’s desire to maintain an appropriately competitive executive compensation program. From time to time, Radford advises ICG’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides ICG’s management with benchmarking data in connection with the compensation of executives at ICG’s subsidiary partner companies. Radford does not provide any other services for ICG and does not provide any services for any of ICG’s executive officers or directors.
ICG engaged Radford in connection with the Compensation Committee’s most recent comprehensive review of marketplace and peer benchmarks relating to executive and director compensation, which occurred in late 2006 and early 2007. Radford conducted an analysis and made recommendations with respect to executive officer cash compensation and provided additional information and analysis relating to the equity grants of ICG’s peer groups.
In 2007, the Compensation Committee explored granting long-term compensation awards to management in the form of carried interest. In connection with this undertaking, at the request of the Compensation Committee, Radford reviewed prevailing market practices and provided the Compensation Committee with information and analysis regarding the design and structure of carried interest programs among private equity and venture capital firms with which ICG competes for talent.
The Role of Management and Other Employees
ICG’s Chief Executive Officer meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee with respect to the kinds and amounts of compensation paid to such individuals. These recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. Senior management is responsible for evaluating and setting compensation with respect to ICG’s other employees. Management also recommends annual bonus goals to the Compensation Committee based on ICG’s strategic initiatives and partner company financial plans.
ICG’s employees, particularly the members of its human resources and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.

Peer Analysis
The Compensation Committee utilizes peer benchmarking in setting levels of executive compensation; it recognizes the importance of offering competitive compensation packages in order to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from management and the compensation consultant. Given ICG’s structure as a holding company with interests in many partner companies, the Compensation Committee has focused on the compensation packages offered by private equity and venture capital firms (1) of the type with which ICG competes for talent and (2) with an amount of assets under management comparable to those held by ICG. In evaluating these compensation packages, the Compensation Committee relies on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of certain Board members who have experience with private equity and venture capital firms.
The Compensation Committee most recently performed a comprehensive peer benchmarking analysis in late 2006 and early 2007. In connection with this review, the Compensation Committee analyzed compensation data provided by Radford with respect to two separate peer groups:
•	a group of seven publicly traded companies, each structured like ICG as a holding company; and
•	a group of privately held companies of the type competing with ICG for talent.
The Compensation Committee considered the following public companies to be ICG peers due to the similarities between their respective holding company structures and ICG’s structure: Allied Capital Corporation, American Capital, Ltd., Capital Southwest Corporation, CMGI Inc., Harris & Harris Group, Inc., Safeguard and Rand Capital Corporation. Radford reviewed executive compensation data extracted from the SEC filings of these public companies and prepared a detailed analysis of this data for the Compensation Committee. In addition, the Compensation Committee looked at the executive compensation data of private companies focused on private equity and venture capital, since ICG typically competes with these types of companies for executive talent. Radford obtained compensation data with respect to these private companies from the following sources and prepared a detailed analysis of this data for the Compensation Committee:
•	the McLagan Partners 2006 Private Equity/Venture Capital Survey of mid-size companies with assets under management of under $1 billion; and
•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion.
Radford recommended that, in order to keep ICG’s executive compensation competitive with the marketplace, ICG should offer its executive officers base salaries and total cash compensation between the 50th and 75th percentiles of ICG’s peer comparison groups described above. Consistent with this recommendation, the Compensation Committee generally targets base salaries between the 50th and 75th percentiles of ICG’s peer comparison groups, subject to a number of other factors, as set forth in “Elements of ICG’s Compensation Program–Base Salaries” below.
Elements of ICG’s Compensation Program
In order to attract, retain and motivate exceptional executive officers and to align the interests of its executive officers with ICG’s stockholders, ICG pays its executive officers a mix of cash, equity compensation and other long-term incentive-based compensation, which, through 2009, consisted primarily of:
•	annual salaries;
•	annual bonuses based upon the achievement of specific business goals;
•	equity-based compensation; and
•	long-term compensation through a carried interest program.

ICG has employment agreements and other compensation arrangements in place with its executive officers; those arrangements are described in the sections that follow and elsewhere in this proxy statement.
Base Salaries
The Compensation Committee aims to provide competitive base salaries for its executive officers. Consistent with Radford’s recommendations, the base salaries of ICG’s executive officers have been targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.
The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In late 2006, Radford studied the compensation being paid to chief executives and other executive officers of the members of ICG’s peer comparison groups identified above. Based in part on Radford’s findings, following the approval of the Compensation Committee (and in Mr. Buckley’s case, the approval of the full Board), ICG entered into new employment agreements with Mr. Buckley, Mr. Douglas A. Alexander and Mr. R. Kirk Morgan in 2007. Under these employment agreements, the base salaries of Mr. Buckley, Mr. Alexander and Mr. Morgan were increased to their current levels of $450,000, $450,000 and $275,000, respectively. A more complete description of the respective terms of Mr. Buckley’s, Mr. Alexander’s and Mr. Morgan’s employment agreements is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below.
In December 2008, a number of technical amendments were made to Mr. Buckley’s and Mr. Alexander’s employment agreements in order to comply with the final regulations under Section 409A, and Mr. Morgan’s employment agreement, which was set to expire at the end of 2008, was extended on its existing terms through December 31, 2011. In January 2009, Mr. Alexander was promoted to the position of President of ICG. The base salaries of ICG’s executive officers have not been increased as a result of these amendments, Mr. Alexander’s promotion or otherwise since the 2007 increases described above.
Bonuses
At the beginning of each year, the Compensation Committee establishes a performance plan to motivate ICG’s employees to achieve specified quantitative and qualitative corporate goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. The performance plan sets forth short-term goals designed to focus ICG’s management on quantitative and qualitative achievements that the Compensation Committee believes will ultimately increase stockholder value and to reward employees for performance. The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period.
Most of ICG’s quantitative targets in recent years have been designed to focus the efforts of ICG management on:
•	increasing revenues and improvement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) at ICG’s partner companies;
•	increasing the net value of ICG’s partner companies;
•	deploying capital effectively; and
•	generating cash through strategic monetizations of existing assets.
The Compensation Committee usually establishes a performance band with a minimum and maximum performance level for each core partner company with respect to revenue and EBITDA. If the core partner company achieves revenue and/or EBITDA metrics within this performance band, a portion of the target bonus will be paid based on the level of revenue and/or EBITDA achieved.

The quantitative goals relating to partner company revenue and EBITDA generally relate to partner company financial plans that ICG’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. Stated differently, the Compensation Committee has historically established aspirational or “stretch” revenue and EBITDA bonus goals, which do not merely reflect ICG’s expectations with respect to the revenue and EBITDA of its partner companies. A look at the performance of ICG’s partner companies from 2007 to 2009 against both the individual partner company performance plan goals and the aggregate core partner company investor guidance provided by ICG management underscores this fact. In 2007, performance plan participants received 19% out of a possible 30% award and 7% out of a possible 10% award with respect to individual partner company-specific revenue and EBITDA performance, respectively. During the same year, however, ICG’s core partner companies exceeded ICG’s guidance in terms of aggregate revenue growth by six percentage points and also showed aggregate EBITDA improvement. In 2008, performance plan participants received 9% out of a possible 30% award and 7% out of a possible 10% award with respect to individual partner company-specific revenue and EBITDA performance, respectively. However, during the same year, ICG’s core partner companies missed ICG’s guidance in terms of aggregate revenue growth by only two percentage points, and they showed aggregate EBITDA improvement. In 2009, due to extremely volatile macroeconomic conditions, ICG did not offer specific guidance with respect to aggregate revenue or EBITDA improvement but indicated that it expected some level growth in both of those areas. After exhibiting modest revenue growth and outstanding EBITDA growth in 2009, performance plan participants received 14% out of a targeted 25% award and 51% out of a targeted 35% award with respect to individual partner company-specific revenue and EBITDA performance, respectively.
The structure of the quantitative goals of the 2009 performance plan (as described below), which, in the aggregate, comprised 70% of the total target bonus for 2009, limits the Compensation Committee’s use of discretion in determining achievement of such goals other than with respect to changed circumstances, such as the sale of a partner company during the measurement period, the valuation of an asset by an independent party or a strategic decision regarding the use of capital resulting from unforeseen circumstances. However, because determinations regarding the achievement of qualitative goals, which, in the aggregate, accounted for 30% of the total target bonus in 2009, are somewhat subjective by their nature, a greater opportunity exists for the use of discretion by the Compensation Committee in evaluating performance against these goals.
In February 2009, the Compensation Committee and the full Board approved ICG’s 2009 performance plan. The potential bonus award under the plan was allocated as follows:
•	25% of the potential bonus was tied to specified individual quantitative revenue goals for each of eight core partner companies;
•	35% of the potential bonus was tied to specified individual quantitative EBITDA goals for each of eight core partner companies, a significant priority for ICG in 2009;
•	10% of the potential bonus was tied to specified quantitative goals relating to ICG’s deployment of capital and strategic monetization of assets; and
•	30% of the potential bonus was tied to ICG’s execution against the following quantitative goals: (1) improvement in communicating the value of ICG’s underlying assets; (2) building the ICG brand; (3) expansion of the ICG platform; (4) performance and competency of partner company executives; (5) reaction to unforeseen market and business conditions; and (6) overall execution of strategic initiatives.
Each of ICG’s core partner companies is a private company that does not regularly disclose its financial goals to the public. ICG believes that if such information were made public, competitive harm would result to these companies (e.g., by providing their competitors with insight into their pricing strategies, margins and financial wherewithal) and to ICG, both directly (e.g., by making it a less attractive acquirer of private businesses and by causing market confusion with respect to aggregate financial guidance) and as a result of the harm to its partner companies. Moreover, ICG believes that disclosure of its partner company-specific revenue and EBITDA performance plan targets would not be material to an understanding of ICG’s executive compensation. As noted above, in 2009, 60% of the potential performance plan award was tied to the realization of specified individual revenue and EBITDA goals for eight of ICG’s partner companies, with revenue goals representing 25% of the award and EBITDA goals representing 35% of the award. In 2008, 40% of the potential performance plan award was tied to the realization of specified individual revenue and EBITDA goals for ten of ICG’s partner companies, with revenue goals representing 30% of the award and EBITDA goals representing 10% of the award. To be clear, these 2009 and 2008 targets consisted of individual ICG partner company revenue targets and individual ICG partner company EBITDA targets rather than aggregate ICG partner company revenue and EBITDA targets. Because (1) the 60% overall target for 2009 was comprised of eight revenue subtargets and eight EBITDA subtargets and (2) the 40% overall target for 2008 was comprised of ten revenue subtargets and ten EBITDA subtargets, no one partner company’s revenue and EBITDA results were material to the determination of ICG’s bonus in either year. Based on the competitive harm described above and the fact that these individual targets are not material to an investor’s understanding of ICG’s executive compensation policies or decisions, ICG believes it is appropriate to not publicly disclose the specific financial goals of its individual partner companies.

A target bonus is established each year for each ICG executive officer. This target bonus is tied to a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. In light of the challenging economic environment that has impacted the business of ICG and its partner companies, each of ICG’s executive officers voluntarily agreed in advance to a one-time, 30% reduction in his 2009 target bonus. Giving effect to these voluntary reductions, the target bonuses for ICG’s executive officers ranged from 49% to 105% of base salary, or from $134,750 to $472,500. Actual bonus awards can range from 0% to 200% of an individual’s target award; in practice, bonus awards paid to ICG’s executive officers have ranged from 52.5% to 105% of their corresponding target awards. Bonus awards for ICG’s executive officers under ICG’s annual performance plan are tied primarily to ICG’s achievement of the bonus goals. Individual performance and achievement of individual goals may also factor into bonuses awarded under the performance plan. A meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.
In January 2010, the Compensation Committee evaluated ICG’s 2009 performance to determine the extent to which ICG achieved its 2009 goals (i.e., the extent to which executive officers would be paid relative to their respective target bonuses). The committee declared a bonus for 2009 performance based on 105% achievement of ICG’s goals. This was comprised of an award of (1) 14% out of a targeted 25% with respect to the quantitative partner company revenue goals, (2) 51% out of a targeted 35% with respect to the quantitative partner company EBITDA goals, (3) 10% out of a targeted 10% with respect to the quantitative capital deployment/strategic monetization goals and (4) 30% out of a targeted 30% with respect to the qualitative goals. Actual amounts paid to each of ICG’s named executive officers under the 2009 performance plan are set forth in the “Summary Compensation Table” below.
Equity Grants
The Compensation Committee believes that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and, when operating ICG, should be subject to the same risks and rewards as those stockholders. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation has historically consisted of equity awards that are directly linked to the price of ICG’s Common Stock. The Compensation Committee further believes that the alignment of the interests of ICG’s management and its stockholders should be a long-term proposition. Accordingly, the Compensation Committee seeks to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers. This goal is accomplished in part through ICG’s stock ownership guidelines, which are described more fully below.
ICG’s equity grants have taken the form of restricted stock, stock options and SARs. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of such awards, as well as the dilutive impact that such awards will have on ICG’s stockholders. Over time, ICG shifted from awards of stock options to awards of restricted stock and SARs. The reason for this shift is that ICG has found that, through the granting of restricted stock and SARs, it is able to provide employees with the same or a similar level of economic benefits and incentives as are provided by options, with less dilution to ICG’s stockholders.
Equity awards to executive officers have historically been determined by the Compensation Committee following input from an independent compensation consultant and ICG’s management. The Compensation Committee has sought a level of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal equity standards and that would serve as a retention tool. Equity awards generally vest over a three-year to four-year period. However, in some instances, vesting occurs upon the achievement of certain company performance objectives.

ICG made substantial equity grants to its executive officers in July 2005. Because these equity grants were viewed by the Compensation Committee as providing significant long-term retentive and motivational value, and because the Compensation Committee intended to deliver a significant amount of long-term value through its carried interest program, ICG did not make any additional equity grants to its executive officers through 2009. However, since (1) all equity grants held by ICG’s executive officers were fully vested by July 2009, (2) most of the stock options and SARs held by ICG’s executive officers were significantly out of the money as of December 31, 2009 and (3) any value provided by the carried interest plan would not be liquid for a number of years, in January 2010, the Compensation Committee made equity grants of SARs to ICG’s executive officers to provide additional retentive and motivational value for those individuals. Messrs. Buckley and Alexander each received 355,000 SARs, and Mr. Morgan received 155,000 SARs.
ICG is in the process of implementing a shift in strategy, under which the company intends to focus on building stockholder value by acquiring and holding relatively larger (i.e., controlling) equity stakes in a relatively smaller number of operating companies. Against the backdrop of this new strategic focus, which contemplates the creation of stockholder value through access to the cash flows of successful operating companies, the Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (including restricted stock with performance-based vesting), would generally serve as a more effective compensation tool for ICG’s executive officers than would the use of carried interest awards. The committee believes so because traditional equity awards would better allow ICG executives to realize value without a disposition of an operating partner company, so long as value has been created for ICG’s stockholders.
Carried Interest Plan
In 2007, the Compensation Committee increased its focus on ICG’s ability to retain executives in light of the attractive financial incentives being offered by private equity and venture capital firms through carried interest programs. Accordingly, the Compensation Committee decided to revisit ICG’s long-term compensation program and explore granting additional long-term compensation awards to management through a carried interest program beginning in 2008.
Carried interest is a percentage of profits, typically equaling 20%, that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interests generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool. Moreover, under existing tax laws, carried interest is taxed at a capital gains rate that is much lower than ordinary income rates.
The Compensation Committee engaged Radford to provide information and analysis relating to the compensation of ICG’s peers, which included the group of seven publicly traded holding companies discussed above and a group of private equity and venture capital firms of the type with which ICG competes for talent. Based in large part on Radford’s report and analysis, the committee concluded that a carried interest program would be an effective way for ICG to retain and motivate executives with less dilution to its stockholders than equity grants alone, and it began to design a carried interest program. The Compensation Committee recommended that the Board implement a carried interest plan that would be used in conjunction with equity grants, such as SARs. The Board approved the carried interest plan in December 2007, and the plan became effective January 1, 2008. The plan permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold partner company interests acquired by ICG in each calendar year.
The principal features of the carried interest plan are as follows:
•	In 2008 and 2009, interests in new partner companies were acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly-owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners.
•	For each partnership, a carried interest of 15% was allocated to management participants.
•	Carried interest will be paid in connection with a partner company liquidity event or income receipt, subject to ICG Holdings realizing an 8% compounded profit.

•	Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years and the remainder vesting in equal portions over the next three years.
•	Participants will be deemed vested with respect to partner company liquidity events or income receipts that occur before full vesting is achieved so long as they are employees at the time of such events.
•	In the event a participant’s employment is terminated for cause, the participant will forfeit 100% of such participant’s interest in each partnership, including any vested interest.
•	In the event that distributions are made to participants in excess of an aggregate 15% carried interest, the participants will be required to repay such excess amounts up to the amounts withheld from the participants. Forty percent of all gross carried interest distributions will be withheld to secure these “clawback” claims. The withheld funds will be retained until the partnership liquidates, unless ICG determines that some or all of the withheld funds will not be needed to satisfy clawback claims, in which case any excess funds will be distributed to the participants.
The plan is administered and interpreted by the Compensation Committee, which has the authority to (1) determine the individuals to whom grants will be made under the plan, (2) determine the amount and terms of each grant, (3) amend the terms of any previously issued grant, (4) adopt guidelines separate from the plan that set forth the specific terms and conditions for grants under the plan and (5) deal with any other matters arising under the plan.
In both 2008 and 2009, the Compensation Committee approved grants to ICG executives in the carried interest plan. Of the carried interest of 15% that was available for allocation to management in 2008 and 2009, carried interest of 3% was allocated to Mr. Buckley, carried interest of 3% was allocated to Mr. Alexander and carried interest of 0.65% was allocated to Mr. Morgan for each of those years. These allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its partner companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package.
Through December 31, 2009, based on a number of factors, most notably market conditions and related fluctuations in the valuations of companies, ICG deployed only $3.4 million of capital into equity interests held in the 2008 carried interest plan, and it deployed approximately $13.8 million of capital into equity interests held in the 2009 carried interest plan.
ICG is in the process of implementing a shift in strategy, under which the company intends to focus on building stockholder value by acquiring and holding relatively larger (i.e., controlling) equity stakes in a relatively smaller number of operating companies. In light of this new strategic focus, which contemplates the creation of stockholder value through access to the cash flows of successful operating companies, the Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (including restricted stock with performance-based vesting), would generally serve as a more effective compensation tool for ICG’s executive officers than would the use of carried interest awards. The committee believes so because traditional equity awards would better allow ICG executives to realize value without a disposition of an operating partner company, so long as value has been created for ICG’s stockholders. Therefore, although some form of a carried interest plan will remain in place and will likely continue to be used as part of the incentive compensation of ICG employees, (1) new grants under the carried interest plan are not expected to be a part of the compensation packages of ICG’s executive officers in 2010 and thereafter and (2) equity grants, particularly equity grants subject to performance-based vesting, will likely be a more prominent component of those compensation packages in the future.

Severance
In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. These benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause and executes a release in favor of ICG. Any severance benefits associated with a company change in control are based on a “double trigger,” such that benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. A detailed discussion of the severance benefits payable to ICG’s named executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.
Retirement Plans
ICG maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. ICG also has a matching program under which the company matches 100% of the amount contributed by each employee, subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which is $16,500 for 2010.
ICG does not provide any pension or other retirement benefits to its executive officers.
Other Compensation
ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. These benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.
Equity Awards Practices
Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG has priced all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as such term was defined in ICG’s equity compensation plans on the date of the grant. Since 2007, the fair market value of ICG’s Common Stock has been defined as the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s stock on the date of grant).
The Compensation Committee has enacted a formal equity award grant policy, which provides that:
•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, which minutes must set forth the details of such grants;
•	the exercise price of the equity grants, if applicable, must equal the fair market value on the date of the grant; and
•	equity grants may not be made during any period in which ICG is in possession of material non-public information.
Executive Officer Stock Ownership Guidelines
ICG believes that it is important for its executive officers to retain a meaningful portion of their vested restricted stock grants so that ICG’s executives’ interests remain aligned with its stockholders’ interests over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under these guidelines, they must hold, until the termination of such executive officer’s employment, the lesser of:
•	Common Stock valued at 300% of the executive’s annual base salary in the case of Mr. Buckley, Common Stock valued at 150% of the executive’s annual base salary in the case of Mr. Alexander and Common Stock valued at 40% of the executive’s annual base salary in the case of Mr. Morgan; and
•	Forty percent of all restricted stock awards that vest after July 2005 (or, in the case of Mr. Morgan, 40% of all restricted stock awards that vest after February 2006).

ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.
Compensation Clawback Policy
In April 2010, ICG adopted a Compensation Clawback Policy under which the Board may, in its discretion, recoup (in whole or in part) any future performance-based bonus or other incentive-based compensation paid to any ICG executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for compensation in excess of $1,000,000 paid to their executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time-to-time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but which were not fully deductible as compensation expenses. In 2009, all of the compensation paid to ICG’s executive officers was deductible for federal income tax purposes.
EXECUTIVE OFFICERS
The current executive officers of ICG are as follows:
Douglas A. Alexander, President. Mr. Alexander assumed the role of President of ICG in January 2009. He joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to ICG as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining ICG, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 49.
Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a Class III director.
R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in the finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 43.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth, for the fiscal years ending December 31, 2009, 2008 and 2007, information regarding compensation paid or accrued to each of ICG’s named executive officers.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred	All
					SAR/	Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position	Year	($)	($)	($)	($)	(1) ($)	($)	(2) ($)	($)

Walter W. Buckley, III	2009	$450,000	—	—	—	$496,125	—	$38,311	$984,436
Chairman of the Board and	2008	$450,000	—	—	—	$374,375	—	$34,220	$858,595
Chief Executive Officer	2007	$450,000	—	—	—	$614,250	—	$36,022	$1,100,272

R. Kirk Morgan	2009	$275,000	—	—	—	$141,488	—	$36,868	$453,356
Chief Financial Officer	2008	$275,000	—	—	—	$113,563	—	$33,184	$421,747
	2007	$275,000	—	—	—	$175,175	—	$35,581	$485,756

Douglas A. Alexander	2009	$450,000	—	—	—	$496,125	—	$48,003	$994,128
President	2008	$450,000	—	—	—	$374,375	—	$34,712	$859,087
	2007	$450,000	—	—	—	$614,250	—	$36,024	$1,100,274

(1)	Amounts for each specified year include amounts paid in the following year under ICG’s bonus/performance plans for individual and company performance during the specified year.

(2)	Amounts shown reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG, as well as ICG’s 401(k) employer matching contribution and adoption assistance benefits.
Employment Agreements
The respective terms of Mr. Buckley’s and Mr. Alexander’s employment with ICG are set forth in written employment agreements. The term of each of these agreements extends through December 31, 2010 and is subject to continual automatic one-year renewal periods. Under the agreements, ICG will pay each executive an annual salary of $450,000, subject to annual increases, with an annual target bonus of 150% of the executive’s base salary. Both Mr. Buckley and Mr. Alexander agreed in advance to one-time, 30% reductions in their target bonuses for 2009. The agreements provide for the executive’s participation in ICG’s welfare and retirement plans, as well as ICG’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for each executive’s respective position. Subject to specified qualifications and conditions, each of the agreements provides for the payment of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason, including in connection with a change of control of ICG. For a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below. In December 2008, a number of technical amendments were made to Mr. Buckley’s and Mr. Alexander’s employment agreements in order to comply with the final regulations under Section 409A; the compensation and severance benefits payable to Mr. Buckley and Mr. Alexander have not increased as a result of these amendments.

The terms of Mr. Morgan’s employment with ICG are set forth in a written agreement, the term of which extends through December 31, 2011. Under his agreement, Mr. Morgan will be paid an annual base salary of $275,000, with an annual target bonus of 70% of his base salary. Mr. Morgan agreed in advance to a one-time, 30% reduction in his target bonus for 2009. The agreement provides, subject to specified qualifications and conditions, for the payment of a series of benefits to Mr. Morgan upon a termination of Mr. Morgan’s employment without cause prior to December 31, 2011. For a description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below.
Plan-Based Awards
The following table provides information regarding plan-based awards granted to ICG’s named executive officers in 2009. Each of the grants set forth in the following table was made under ICG’s 2009 performance plan, which is described in the “Compensation Discussion and Analysis” section above. The actual amounts paid to each of ICG’s named executive officers under ICG’s 2009 performance plan are set forth in the “Summary Compensation Table” above. None of the executive officers received any equity grants under ICG’s equity incentive plans in 2009.
GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock	All Other	Exercise	Grant
								Awards: #	Option	or Base	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Awards: #	Price of	Value of
		Non-Equity Incentive Plans(1)			Equity Incentive Plans			of Stock	of Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	Options (#)	($/Sh)	Awards
Walter W. Buckley, III	02/27/2009	$0	$472,500	$945,000	—	—	—	—	—	—	—

R. Kirk Morgan	02/27/2009	$0	$134,750	$269,500	—	—	—	—	—	—	—

Douglas A. Alexander	02/27/2009	$0	$472,500	$945,000	—	—	—	—	—	—	—

(1)	Amounts shown reflect the voluntary 30% advance reduction in each executive officer’s 2009 target bonus.

Outstanding Equity Awards
The following table provides information regarding outstanding equity awards, as of December 31, 2009, for ICG’s named executive officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option/SAR Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:					Number of	Value of
	Number of	Number of	Number of			Number of	Market	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Value of	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Shares or	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option/		Stock	Units of	Other	Other
	Options/	Options/	Unearned	SAR	Option/SAR	That Have	Stock That	Rights That	Rights That
	SARs (#)	SARs (#)	Options/	Exercise	Expiration	Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	SARs (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Walter W. Buckley, III	18,750	—	—	$41.80	04/23/2011	—	—	—	—
	18,750	—	—	$28.20	07/25/2011	—	—	—	—
	100,000	—	—	$4.59	10/23/2012	—	—	—	—
	616,000	—	—	$7.34	07/22/2015	—	—	—	—

R. Kirk Morgan	2,500	—	—	$41.80	04/23/2011	—	—	—	—
	2,500	—	—	$28.20	07/25/2011	—	—	—	—
	12,483	—	—	$8.98	12/10/2012	—	—	—	—
	172,000	—	—	$7.34	07/22/2015	—	—	—	—

Douglas A. Alexander	497,000	—	—	$7.34	07/22/2015	—	—	—	—
Option Exercises and Stock Vested
During the fiscal year ended December 31, 2009, (1) none of ICG’s named executive officers exercised any options or SARs and (2) there was no vesting of any restricted stock or other stock awards held by ICG’s named executive officers.
Potential Payments Upon Termination or Change in Control
Walter W. Buckley, III and Douglas A. Alexander
Under their respective employment agreements, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that his employment is terminated without cause or that he resigns for good reason, including in connection with a change of control of ICG.
Mr. Buckley’s agreement defines “cause” as a determination by the Board that Mr. Buckley:
•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform such directive; or

•	has breached, and continues to breach following 30 days’ notice from the Board of such breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s agreement defines “cause” as a determination by the Board that Mr. Alexander:
•	has been convicted of, or pled nolo contendere to, a felony;
•	intentionally and continually refuses to perform any reasonable and lawful directive of the Chief Executive Officer for a period of at least 30 days following notice from the Chief Executive Officer of a failure to perform such directive; or
•	has breached, and continues to breach following 30 days’ notice from the Chief Executive Officer of such breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Each agreement defines “good reason,” absent a change of control, as the occurrence of any of the following (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of such events or conditions, that such events or conditions exist:
•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;
•	any material diminution of his responsibilities;
•	any material diminution in his reporting relationship; and
•	any material breach by ICG of his employment agreement.
Each agreement defines “change of control” as the occurrence of any of the following:
•	any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;
•	the successful completion of a tender offer for a majority of the voting power of ICG’s then-outstanding securities;
•	the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; and
•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by such majority) ceasing to be members of the Board.
Each agreement defines “good reason after a change of control” as the occurrence of any of the following (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of such events or conditions, that such events or conditions exist:
•	any material diminution in his base salary;
•	any material diminution of his responsibilities;
•	any material diminution in his reporting relationship;
•	any material breach by ICG of his employment agreement;
•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;
•	ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of such Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG; and
•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania.

If Mr. Buckley or Mr. Alexander is terminated without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will be entitled to:
•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;
•	payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;
•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;
•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and
•	outplacement assistance of up to $40,000.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Internal Revenue Code of 1986 (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to such executive in a lump sum six months following his termination.
If either Mr. Buckley or Mr. Alexander is terminated without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will be entitled to:
•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;
•	payment, at the same time of payment bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;
•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s stock option plans;
•	continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and
•	outplacement assistance of up to $40,000.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, will be paid on a monthly basis, and the last six months of those medical payments, if payable, will be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.
The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Buckley’s and Mr. Alexander’s options, SARs and restricted stock.
The benefits outlined above are expressly contingent upon Mr. Buckley or Mr. Alexander, as applicable, executing and not revoking or breaching a general release, as well as such executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under the employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following his termination without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the earlier to occur of:
•	24 months after termination of his employment; and
•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
Each of Mr. Buckley and Mr. Alexander (or their respective estates) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.
R. Kirk Morgan
Mr. Morgan’s employment agreement provides that he will be entitled to receive certain benefits should his employment be terminated without cause. The agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:
•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;
•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;
•	has disclosed trade secrets or confidential information of ICG to persons not entitled to receive such information; or
•	has entered into competition with ICG.
If Mr. Morgan is terminated without cause prior to December 31, 2011, he will be entitled to the following benefits:
•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;
•	payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;
•	continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;
•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and
•	a recommendation to the Compensation Committee that his equity grants be subject to the more valuable of (1) credit for an additional 12 months of service or (2) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.
Additionally, under the agreement, in the event of an involuntary termination of Mr. Morgan upon a change in control of ICG, Mr. Morgan will receive:
•	100% acceleration of all of his equity grants; and
•	subject to the limitations of Section 409A, the term to exercise any equity grant will be extended to the remaining grant term.
The carried interest awarded to Mr. Morgan under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Morgan’s equity grants.
Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earlier to occur of:
•	24 months after termination of his employment; and
•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
Following his termination without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon his termination for cause.
The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release in a form acceptable to ICG.
ICG intends to amend the employment agreements of Messrs. Buckley, Alexander and Morgan and/or take other action in connection with the Annual Meeting to ensure that the amendments to the Omnibus Equity Plan described in “Approval of Amendment to Equity Compensation Plan” above are given their intended effect. Accordingly, assuming that ICG’s stockholders approve the amendments to the Omnibus Equity Plan at the Annual Meeting, Messrs. Buckley, Alexander and Morgan will no longer be entitled to receive acceleration of the vesting of any equity awards granted to them after June 17, 2009 other than in the cases of their death, disability or retirement or a merger, consolidation, sale, reorganization, recapitalization or change of control involving ICG.
Summary of Potential Payments to Named Executive Officers
Upon the occurrence of the circumstances set forth in the table below, the payments and benefits to which ICG’s named executive officers would be entitled are set forth next to each such set of circumstances. This table has been prepared based upon the following assumptions:
•	each named executive officer was terminated on December 31, 2009 (at which time the closing price of ICG’s Common Stock was $6.65);
•	each named executive officer received 100% of his target bonus in 2009;
•	each named executive officer’s 2009 target bonus does not reflect the one-time, voluntary 30% target bonus reduction described elsewhere in this proxy statement;
•	none of the named executive officers will have been employed by another employer prior to December 31, 2011;
•	none of the named executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2011;
•	the amendments to the Omnibus Equity Plan described in “Approval of Amendment to Equity Compensation Plan” above have not taken effect;
•	the cost to ICG of providing medical continuation benefits will be the same in 2011 as it is in 2010; and
•	none of the named executive officers had any accrued vacation time on December 31, 2009.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS

					Value of
					Accelerated
					Equity and	Value of
	Cash		Medical	Outplacement	Performance	Accelerated
	Severance	Bonus	Continuation	Services	Awards	Carried Interest

Walter W. Buckley, III
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$28,588	$40,000	$0	$0
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$35,986	$40,000	$0	$0

R. Kirk Morgan
Without Cause Absent a Change in Control	$467,500	$192,500	$15,918	$30,000	$0	$0
Without Cause in Connection with a Change in Control	$467,500	$192,500	$15,918	$30,000	$0	$0

Douglas A. Alexander
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$28,588	$40,000	$0	$0
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$35,986	$40,000	$0	$0
DIRECTOR COMPENSATION
Summary of Director Compensation
Directors who are part of ICG’s management do not receive compensation for their services as directors. Under ICG’s Non-Management Director Compensation Plan, which was last amended by the Board as of January 1, 2007, each non-management director receives the following annual cash compensation:
•	base compensation of $50,000, payable in equal quarterly installments;
•	$22,500 for service as the chair of the Audit Committee, $17,500 for service as the chair of the Compensation Committee and $12,500 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments; and
•	$12,500 for non-chair service on the Audit Committee, $10,000 for non-chair service on the Compensation Committee and $7,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments.
Under the plan, each non-management director is awarded an initial grant of 25,000 SARs that vest over four years. Each non-management director is annually awarded 4,500 deferred stock units (“DSUs”) for his or her service on the Board; these service grants vest on the one-year anniversary of the date of grant.
Each non-management director who earns cash fees is also eligible to participate in ICG’s Director Deferred Stock Unit Program, which is administered by the Compensation Committee of the Board. Under this program, a non-management director can elect to receive DSUs in lieu of all or a portion of his or her cash fees. Under this program, the number of shares that each non-management director is eligible to receive in respect of deferred fees is the quotient obtained by dividing such non-management director’s deferred fees by the closing price of a share of ICG’s Common Stock as reported by NASDAQ on the date on which those fees otherwise would have been paid. In 2009, a number of ICG’s non-management directors elected to receive DSUs in lieu of cash payments. These elections are reflected in the “Director Compensation” table and the accompanying footnotes below.

Summary Director Compensation Table
The following table sets forth, for the fiscal year ending December 31, 2009, certain information regarding the cash compensation paid by ICG, as well as certain other compensation paid or accrued for such year, to each of the non-management directors of ICG.
DIRECTOR COMPENSATION

					Change in Pension
				Non-Equity	Value and Nonqualified
	Fees Earned or		Option/SAR	Incentive Plan	Deferred Compensation	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(1) (2) ($)	(3) (4) (5) ($)	(6) ($)	($)	($)	($)	($)
David J. Berkman	$75,000	$18,225	—	—	—	—	$93,225
Thomas A. Decker	$36,266	$54,459	—	—	—	—	$90,725
David K. Downes	$82,500	$18,225	—	—	—	—	$100,725
Thomas P. Gerrity	$13	$90,712	—	—	—	—	$90,725
Michael J. Hagan	$62,500	$18,225	—	—	—	—	$80,725
Robert E. Keith, Jr.	$11	$75,714	—	—	—	—	$75,725
Warren V. Musser	$50,000	$18,225	—	—	—	—	$68,225
Philip J. Ringo	$35,017	$53,208	—	—	—	—	$88,225

(1)	The amounts shown exclude cash fees in lieu of which an election was made to receive DSUs under ICG’s Director Deferred Stock Unit Program; the values of those DSUs are included in the “Stock Awards” column.

(2)	The amounts shown include cash amounts paid on January 4, 2010 in connection with service fees earned during 2009.

(3)	The amounts shown include DSU grants made on January 4, 2010 in connection with service fees earned during 2009.

(4)	The amounts shown reflect the grant date fair values of the DSUs granted to non-management directors calculated in accordance with Accounting Standards Codification Topic 718 (formerly Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R)). The grant date fair value of the DSUs granted to each non-management director on February 26, 2009 was $18,225, and the grant date fair values of the DSUs granted to non-management directors under ICG’s Director Deferred Stock Unit Program in connection with service fees earned during 2009 were as follows:

		Grant Date Fair
Name	Date of Grant	Market Value
Thomas A. Decker	4/1/09	$9,060
	7/1/09	$9,057
	10/1/09	$9,060
	1/4/10	$9,057
Thomas P. Gerrity	4/1/09	$18,125
	7/1/09	$18,121
	10/1/09	$18,121
	1/4/10	$18,120
Robert E. Keith, Jr.	4/1/09	$14,375
	7/1/09	$14,369
	10/1/09	$14,375
	1/4/10	$14,370
Philip J. Ringo	4/1/09	$8,746
	7/1/09	$8,744
	10/1/09	$8,744
	1/4/10	$8,749

(5)	The amounts shown include DSUs issued under ICG’s Director Deferred Stock Unit Program. Units issued under this program were issued at the fair market value of ICG’s Common Stock at the time of the deferral. Giving effect to the DSUs issued on January 4, 2010 for services performed during 2009, as of fiscal year-end, the following numbers of DSUs issued to non-management directors were outstanding: (a) 63,416 (58,916 of which were vested) for Mr. Berkman, (b) 40,732 (36,232 of which were vested) for Mr. Decker, (c) 55,598 (51,098 of which were vested) for Mr. Downes, (d) 60,169 (55,669 of which were vested) for Dr. Gerrity, (e) 12,031 (7,531 of which were vested) for Mr. Hagan, (f) 60,093 (55,593 of which were vested) for Mr. Keith, (g) 36,000 (21,500 of which were vested) for Mr. Musser and (h) 65,739 (61,239 of which were vested) for Mr. Ringo.

(6)	As of December 31, 2009, the following numbers of options to purchase ICG Common Stock issued to non-management directors were outstanding and vested: (a) 22,750 for Mr. Berkman, (b) 15,600 for Mr. Decker, (c) 20,900 for Mr. Downes, (d) 13,800 for Dr. Gerrity, (e) 15,600 for Mr. Keith, (f) 10,000 for Mr. Musser and (g) 21,800 for Mr. Ringo. Additionally, as of December 31, 2009, 25,000 SARs (12,500 of which were vested) were outstanding for Mr. Hagan.
Director Equity Ownership Guidelines
ICG believes that it is important for its directors to retain a meaningful portion of their equity grants so that ICG’s directors’ interests remain aligned with its stockholders’ interests over time. Accordingly, ICG established equity ownership guidelines for ICG’s non-management directors in February 2005 and amended these guidelines in 2009 and February 2010. Under the guidelines, each non-management director is expected to hold all DSUs granted to such director in respect of Board service until such director ceases to serve as a director. To ICG’s knowledge, all of its directors are currently in compliance with these guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information with respect to shares of Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, director nominee and named executive officer of ICG and (3) all directors and named executive officers of ICG as a group. Unless otherwise specified, the information is as of February 1, 2010. Unless otherwise noted, the address of each person below is Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087.

			Number of Shares
			Beneficially Owned,
			Including Options,
	Options, Warrants		Warrants, SARs
	and SARs		Exercisable Within
5% Beneficial Owners, Directors and Named	Exercisable Within	Deferred Stock	60 Days and	Percent of Shares
Executive Officers	60 Days	Units (1)	Deferred Stock Units	Outstanding

Douglas A. Alexander	497,000	0	693,366	1.9%
David J. Berkman	22,750	63,416	121,166	*
Walter W. Buckley, III (2)	753,498	0	1,058,185	2.9%
Thomas A. Decker	15,600	40,732	56,332	*
David K. Downes	20,900	55,598	91,998	*
Thomas P. Gerrity (3)	13,800	60,169	161,865	*
Michael J. Hagan	12,500	12,031	24,531	*
Robert E. Keith, Jr. (4)	15,600	60,093	78,291	*
R. Kirk Morgan	189,482	0	222,384	*
Warren V. Musser (5)	10,000	26,000	36,000	*
Philip J. Ringo	21,800	65,739	87,539	*
Peter K. Miller	0	0	0	*
All directors and named executive officers as a group (11 persons)	1,572,930	383,778	2,631,657	7.2%
BlackRock, Inc. (6) (7)	0	0	2,191,422	6.0%
Capital World Investors (6) (8)	0	0	3,096,000	8.5%
Dimensional Fund Advisors LP (6) (9)	0	0	3,222,416	8.9%
FMR LLC (6) (10)	0	0	4,486,280	12.3%
Schneider Capital Management Corporation (6) (11)	0	0	2,122,539	5.8%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.

(1)	Includes shares of Common Stock attributable to the named director’s account relating to DSUs issued under ICG’s Non-Management Director Compensation Plan and under its Director Deferred Stock Unit Program in lieu of such director’s annual cash service grants and other cash fees earned by such director in connection with his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock attributable to the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the above table.

(2)	Includes 42,931 shares of Common Stock held by Susan R. Buckley, wife of Mr. Buckley, and 25,000 shares of Common Stock held by two trusts for the benefit of certain members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.

(3)	Includes 45,896 shares of Common Stock held jointly with Anna Gerrity, wife of Dr. Gerrity.

(4)	Includes 10 shares held by Margot Keith, wife of Mr. Keith, as to which Mr. Keith disclaims beneficial ownership, and 375 shares held by the Keith 1999 Irrevocable Trust.

(5)	Securities held by Mr. Musser have been pledged to a third party as security in connection with a loan made to Mr. Musser by that party.

(6)	Ownership information is as of December 31, 2009, based on a Schedule 13G filed with the SEC.

(7)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(8)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors (“CWI”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to a Schedule 13G filed by CWI with the SEC on February 10, 2010, represent more than 5% of the outstanding shares of Common Stock of ICG). The address of CWI is 333 South Hope Street, Los Angeles, CA 90071.

(9)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(10)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Act, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. According to a Schedule 13G filed by FMR LLC with the SEC on February 16, 2010, the shares held by Fidelity Fund represent more than 10% of the outstanding shares of Common Stock of ICG. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 82 Devonshire Street, Boston, MA 02109.

(11)	The address of Schneider Capital Management Corporation is 460 East Swedesford Road, Suite 2000, Wayne, PA 19087.

Shares of Subsidiary Corporations Owned by Directors and Executive Officers of ICG
ICG Commerce Holdings, Inc. (“ICG Commerce”) is a majority-owned subsidiary of ICG. As of February 1, 2010, executive officers and directors of ICG beneficially own interests in ICG Commerce as described below. Dr. Gerrity, a member of the Board and a former director of ICG Commerce, directly owns less than 1% of the outstanding shares of ICG Commerce. Mr. Alexander, an executive officer of ICG, Mr. Berkman, a director of ICG, Mr. Buckley, an executive officer and director of ICG, and Mr. Keith, a director of ICG, indirectly own shares of ICG Commerce through private equity funds. Together, Messrs. Alexander, Berkman, Buckley and Keith indirectly own less than 1% of the outstanding shares of ICG Commerce.
Investor Force Holdings, Inc. (“Investor Force”) is a majority-owned subsidiary of ICG. As of February 1, 2010, Dr. Gerrity, a member of the Board and a former director of Investor Force, directly owns less than 1% of Investor Force common stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
ICG is not aware of any related party transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).
Policies and Procedures for Review and Approval of Related Party Transactions
In 2007, the Board and the Audit Committee adopted a written set of policies and procedures for the review, approval and/or ratification of, as well as the disclosure of, transactions that ICG is required to report under Item 404(a). These policies and procedures require ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that such transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or the Nominating and Governance Committee to consider the following factors:
•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;
•	the extent of the ICG related person’s interest in the transaction;
•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;
•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and
•	the impact, if any, of the transaction on the independence of a director of ICG.
ICG’s policies and procedures do not require Nominating and Governance Committee approval or ratification of transactions between ICG’s related persons and its partner companies. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.
In addition to these policies and procedures, ICG’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. Based solely on a review of reports filed by ICG on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met with respect to fiscal year 2009.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, Internet Capital Group, Inc., 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@internetcapital.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.
OTHER BUSINESS
ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.
By Order of the Board of Directors

Suzanne L. Niemeyer
Secretary
April 28, 2010

Appendix A
INTERNET CAPITAL GROUP, INC.
THIRD AMENDED AND RESTATED 2005 OMNIBUS EQUITY COMPENSATION PLAN
(as amended and restated, effective June 18, 2010)
1. Purpose
The purpose of the Plan is to provide designated (i) Employees of ICG and its Subsidiaries, (ii) Non-Management Directors of ICG and its Subsidiaries and (iii) Consultants who perform services for ICG and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. ICG believes that the Plan will encourage the Participants to contribute materially to the growth of ICG, thereby benefiting ICG’s stockholders, and will align the economic interests of the Participants with those of the stockholders.
2. Definitions
Whenever used in this Plan, the following terms will have the respective meanings set forth below:
(a) “Board” means ICG’s Board of Directors as constituted from time to time.
(b) “Change of Control” means the first to occur of any of the following events:
(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ICG representing a majority of the voting power of the then outstanding securities of ICG, except where the acquisition is approved by the Board; or
(ii) the consummation of (A) a merger or consolidation of ICG with another corporation where the stockholders of ICG, immediately prior to the consummation of the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of Stock entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) the sale or other disposition of all or substantially all of the assets of ICG, or (C) a liquidation or dissolution of ICG.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Committee” means the Compensation Committee of the Board or its delegate or its successor, or such other committee appointed by the Board to administer the Plan or its delegate or its successor. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as “qualified performance-based compensation” (as defined under section 162(m) of the Code), as well as to Employees who are officers of the Company, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” (as defined under section 162(m) of the Code and related Treasury regulations) and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.
(e) “Company” means ICG and any Subsidiary.
(f) “Consultants” means advisors and consultants who perform services for the Company.
(g) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.
(h) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by ICG on its Stock on a dividend payment date.

(i) “Effective Date” means June 11, 2005, subject to approval by the stockholders of ICG.
(j) “Employee” means an employee of the Company (including an officer or director who is also an employee).
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l) “Fair Market Value” of Stock means (i) if the shares of Stock are publicly traded, (A) if the principal trading market for the shares of Stock is a national securities exchange, the last reported sale price thereof on such date or, if there were no trades on that date, the next date upon which a sale is reported, or (B) if the shares of Stock are not publicly traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of a share of Stock on such date as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines, or (ii) if the shares of Stock are not publicly traded or, if publicly traded, are not subject to reported transactions or “bid” or “asked” quotations as set forth above, as determined in good faith by the Committee, provided, that, if the shares of Stock are publicly traded, the Committee may make such discretionary determinations where the shares of Stock have not been traded for 10 trading days. Notwithstanding the foregoing, in the case of a broker-assisted exercise pursuant to Section 7(g), the Fair Market Value will be the actual sale price of the shares of Stock issued upon exercise of the Option.
(m) “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.
(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.
(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.
(p) “ICG” means Internet Capital Group, Inc., a Delaware corporation, or any successor thereto.
(q) “Non-Management Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not a member of management of the Company.
(r) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.
(s) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.
(t) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.
(u) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.
(v) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of ICG.
(w) “Participant” means an Employee, Consultant or Non-Management Director designated by the Committee to participate in the Plan.

(x) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.
(y) “Plan” means this Internet Capital Group, Inc. 2005 Omnibus Equity Compensation Plan, as in effect from time to time.
(z) “Stock” means the common stock, par value $0.001 per share, of ICG or such other securities of ICG as may be substituted for Stock pursuant to Sections 5(d) or 18.
(aa) “SAR” means an award of a stock appreciation right, as described in Section 8.
(bb) “Stock Award” means an award of Stock, as described in Section 11.
(cc) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.
(dd) “Subsidiary” means any entity in which ICG has a greater than 50% economic or voting interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of ICG.
(ee) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.
3. Administration
(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by employees of the Company.
(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Employees, Consultants and Non-Management Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan. However, the Board may ratify or approve any Grants as it deems appropriate and has the authority to administer the Plan. To the extent that the Board makes Grants and administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board.
(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of ICG, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
(d) Restrictions on Stock Units, Performance Shares and Stock Awards. The vesting period for any performance-based vesting of Stock Unit, Performance Share or Stock Awards grants made after June 17, 2009 shall not be less than one (1) year. The vesting period for any time-based vesting of Stock Unit, Performance Share or Stock Award grants shall not be less than three (3) years. Notwithstanding the foregoing, with respect to grants made after June 17, 2009, the vesting period for Stock Unit, Performance Share or Stock Award grants for up to five percent (5%) of the Shares authorized under the Plan pursuant to Section 5(a) are permitted to have restriction periods other than in accordance with this Section 3(d).

(e) General Provisions Applicable to Awards—Acceleration. The Committee may provide for the acceleration of vesting of grants; provided, however, that with respect to grants made after June 17, 2009, the Committee may provide for acceleration only upon termination of employment for death, disability or retirement or upon a Change of Control. Notwithstanding the foregoing, with respect to grants made after June 17, 2009, the Committee may provide for accelerated vesting for up to five percent (5%) of the Shares authorized under the Plan pursuant to Section 5(a) for other than termination of employment for death, disability or retirement or upon a Change of Control.
4. Grants
Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.
5. Shares of Stock Subject to the Plan
(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 7,600,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by ICG on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.
(b) Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Option Price of an Option or withheld for purposes of satisfying the Company’s minimum tax withholding obligations with respect to Grants under the Plan shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan.
(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.
(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without ICG’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or ICG’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments shall be final, binding and conclusive.

6. Eligibility for Participation
(a) Eligible Persons. All Employees, including persons who have accepted employment with the Company and Employees who are officers or members of the Board, and all Non-Management Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Company, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for ICG’s securities.
(b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Management Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.
7. Options
(a) General Requirements. The Committee may grant Options to any Employee, Consultant or Non-Management Director upon such terms and conditions as the Committee deems appropriate under this Section 7.
(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Management Directors.
(c) Type of Option and Price.
(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees who have actually commenced employment with ICG or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Management Directors.
(ii) The Option Price shall be determined by the Committee and may be equal to, greater than or less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.
(d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.
(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service, subject to the limitations of Section 3(e).

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to ICG or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) with the approval of the Committee, by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to ICG with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.
(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of ICG or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.
8. SARs
(a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).
(b) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable.
(c) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted.
(d) Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.
(e) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited, subject to the limitations of Section 3(e).
9. Stock Units
(a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 9, subject to the limitations of Section 3(d). Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on ICG’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.
(d) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.
10. Performance Shares
(a) General Requirements. The Committee may grant Performance Shares to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 10, subject to the limitations of Section 3(d). Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on ICG’s records for purposes of the Plan.
(b) Terms of Performance Shares. The Committee shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.
(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.
(d) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.
11. Stock Awards
(a) General Requirements. The Committee may issue or transfer shares of Stock to any Employee, Consultant or Non-Management Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11, subject to the limitations of Section 3(d). Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.
(b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.
(c) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.
(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, the Participant shall have the right to vote shares subject to Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.
12. Dividend Equivalents.
(a) General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on ICG’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.
(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash, shares of Stock, or other property, or in a combination of the foregoing, as determined by the Committee.
13. Other Stock-Based Awards
The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees, Consultants or Non-Management Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Instrument.
14. Qualified Performance-Based Compensation
(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.
(b) Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, share volume, sales, market share, change in net asset value, EBIT, EBITDA, cash flow, backlog or deferred revenue, strategic business criteria, meeting specific revenue targets, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of ICG or one or more ICG partner companies, or any combination of the foregoing. Performance goals need not be uniform as among Participants.
(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
(e) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after ICG determines the financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.
(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Instrument that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.
15. Deferrals
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals, which shall be consistent with the requirements of section 409A of the Code and the corresponding Treasury regulations and rulings.
16. Withholding of Taxes
(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may (i) require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or (ii) deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.
(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to ICG. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

17. Transferability of Grants
(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to ICG of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.
(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members or other persons or entities, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.
18. Consequences of a Change of Control
(a) Assumption of Grants. Upon a Change of Control where ICG is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part; (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part; (iii) provide that Participants holding outstanding Performance Shares shall receive payment, in whole or in part, in settlement of such Performance Shares, in an amount determined by the Committee, based on the Participant’s target payment for the performance period and the portion of the performance period that precedes the Change of Control; (iv) determine that outstanding Stock Units shall become payable, in whole or in part, in cash, Stock or other property in an amount not less than their target amount, as determined by the Committee; (v) provide that Dividend Equivalents and Other Stock-Based Awards shall become fully payable, in whole or in part, in cash, Stock or other property, in amounts determined by the Committee; (vi) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by ICG, in cash, Stock or other property, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of the SARs, as applicable; (vii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; and (viii) with respect to Participants holding Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee. Such acceleration, surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.
(c) Other Transactions. The Committee may provide in a Grant Instrument that a sale or other transaction involving a Subsidiary or other business unit of ICG shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

19. Requirements for Issuance of Shares
No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
20. Amendment and Termination of the Plan
(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of ICG if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.
(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, without the prior approval of the Company’s stockholders, no Grant under the Plan may be repriced, replaced, regranted through cancellation or modified if the effect would be to reduce the exercise price for the shares underlying such Grant; provided, however, that the foregoing shall not apply to any adjustment made to a Grant pursuant to Section 5(d) of the Plan. In addition, the Committee may not cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.
(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by ICG’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.
(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.
21. Miscellaneous
(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of ICG to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving ICG in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of ICG to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of ICG that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of ICG that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(c) Enforceability. The Plan shall be binding upon and enforceable against ICG and its successors and assigns.
(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither ICG nor any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between ICG or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of ICG or any other Company. To the extent that any person acquires a right to receive payment from ICG hereunder, such right shall be no greater than the right of any unsecured general creditor of ICG.
(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Management Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.
(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

INTERNET CAPITAL GROUP, INC.
690 LEE ROAD
SUITE 310
WAYNE, PA 19087
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on June 17, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Internet Capital Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on June 17, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internet Capital Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M24241-P96312	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERNET CAPITAL GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.

Vote On Directors		☐	☐	☐
1.	Election of Class II Directors:

01)	Thomas A. Decker
02)	Thomas P. Gerrity
03)	Peter K. Miller

Vote On Proposals	For	Against	Abstain

2. Ratification of KPMG LLP as Internet Capital Group, Inc.’s independent registered public accountant for the fiscal year ending December 31, 2010.	☐	☐	☐

3.    Approval of an amendment to Internet Capital Group, Inc.’s Second Amended and Restated 2005 Omnibus Equity Compensation Plan to:
(a) set minimum restriction periods with respect to certain equity awards with performance-based or time-based vesting; and

(b) place certain restrictions on Internet Capital Group, Inc.’s ability to accelerate the vesting of certain equity awards.	☐	☐	☐

4. Transaction of any other business that may properly come before the meeting.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2 and 3 and will grant discretionary authority under Item 4, such that a person named in this proxy will vote in his or her discretion on any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M24242–P96312

INTERNET CAPITAL GROUP, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 18, 2010
THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS
Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Internet Capital Group, Inc. that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on June 18, 2010, at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 LISTED ON THE REVERSE SIDE AND WILL GRANT DISCRETIONARY AUTHORITY UNDER ITEM 4 LISTED ON THE REVERSE SIDE.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
TO BE SIGNED ON REVERSE SIDE